                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                          LIBERTY MEDIA CORPORATION,

                              LIBERTY UVSG, INC.,

                         THE NEWS CORPORATION LIMITED

                                      AND

                       NEWS PUBLISHING AUSTRALIA LIMITED



                            Dated as of _____, 2001

                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----

Article 1 DEFINITIONS..................................................     1
     Section 1.1   Definitions.........................................     1
     Section 1.2   Terms...............................................     8

Article II THE MERGER..................................................     8
     Section 2.1   The Merger..........................................     8
     Section 2.2   Effective Time of the Merger........................     9
     Section 2.3   Closing.............................................     9
     Section 2.4   Effects of the Merger...............................     9
     Section 2.5   Certificate of Incorporation and By-Laws............     9
     Section 2.6   Directors...........................................     9
     Section 2.7   Officers............................................    10
     Section 2.8   Role of NPAL........................................    10
     Section 2.9   Tax Effect..........................................    10

Article III CONVERSION OF SHARES.......................................    10
     Section 3.1   Conversion of Capital Stock.........................    10
     Section 3.2   Exchange of Certificates............................    12

Article IV REPRESENTATIONS AND WARRANTIES OF LMC AND LUVSG.............    13
     Section 4.1   Organization and Qualifications.....................    13
     Section 4.2   Capitalization; No Liens............................    13
     Section 4.3   Authority Relative to This Agreement................    14
     Section 4.4   No Conflict; Required Filings and Consents..........    14
     Section 4.5   Gemstar Shares are LUVSG's Sole Asset; No LUVSG
                   Liabilities.........................................    15
     Section 4.6   Litigation..........................................    15
     Section 4.7   Tax Matters.........................................    15
     Section 4.8   Brokers.............................................    16

Article V REPRESENTATIONS AND WARRANTIES OF TNCL.......................    16
     Section 5.1   Organization and Qualifications.....................    16
     Section 5.2   Validity of ADRs and TNCL Shares....................    17
     Section 5.3   Authority Relative to This Agreement................    18
     Section 5.4   No Conflict; Required Filings and Consents..........    18
     Section 5.5   Absence of Certain Changes or Events................    19
     Section 5.6   Litigation..........................................    19
     Section 5.7   Capitalization................................ .....    19
     Section 5.8   Brokers.............................................    19
     Section 5.9   NPAL................................................    19
     Section 5.10  Foreign Private Issuer..............................    20
     Section 5.11  Disclosure..........................................    20


Article VI CONDUCT PENDING THE MERGER.......................................................        20
     Section 6.1   Prohibited Actions.......................................................        20

Article VII ADDITIONAL COVENANTS............................................................        21
     Section 7.1   Approvals................................................................        21
     Section 7.2   Access to Information....................................................        22
     Section 7.3   Further Action...........................................................        22
     Section 7.4   Public Announcements.....................................................        22
     Section 7.5   Notification of Certain Matters..........................................        22
     Section 7.6   Certain Tax Matters......................................................        23
     Section 7.7   Australian Treasury Matters..............................................        27

Article VIII CONDITIONS TO THE MERGER.......................................................        27
     Section 8.1   Conditions to Each Party's Obligation to Effect the Merger...............        27
     Section 8.2   Conditions to Obligations of LMC and LUVSG to Effect the Merger..........        28
     Section 8.3   Conditions to Obligations of TNCL and NPAL to Effect the Merger..........        29

Article IX TERMINATION, WAIVER, AMENDMENT...................................................        30
     Section 9.1   Termination by Mutual Consent............................................        30
     Section 9.2   Termination by either TNCL or LMC........................................        30
     Section 9.3   Termination by TNCL......................................................        30
     Section 9.4   Termination by LMC.......................................................        30
     Section 9.5   Effect of Termination and Abandonment....................................        31

Article X INDEMNIFICATION...................................................................        31
     Section 10.1  General Indemnification..................................................        31
     Section 10.2  Indemnification Procedures...............................................        31

Article XI MISCELLANEOUS....................................................................        33
     Section 11.1  Survival of Representations and Warranties...............................        33
     Section 11.2  Expenses.................................................................        33
     Section 11.3  Counterparts.............................................................        33
     Section 11.4  Governing Law; Waiver of Jury Trial......................................        33
     Section 11.5  Specific Performance.....................................................        34
     Section 11.6  Notices..................................................................        34
     Section 11.7  Miscellaneous.  This Agreement:..........................................        35
     Section 11.8  Headings.................................................................        35
     Section 11.9  Severability.............................................................        36
     Section 11.10 Further Assurances.......................................................        36

EXHIBITS:

A -  Certificate of Merger
B -  Plan of Merger
C -  TNCL Registration Rights Agreement
D -  Restricted Securities Letter Agreement
E -  Tax Certificate
F - Form of Opinion of Squadron, Ellenoff, Plesent & Sheinfeld, LLP G - Form of Opinion of Allen Allen & Hemsley
H -  Stockholders' Agreement Letter
I -  Form of Opinion of Baker Botts L.L.P.
J -  Form of Opinion of General Counsel of LUVSG

                         AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of _____, 2001, by and among LIBERTY MEDIA CORPORATION, a Delaware corporation ("LMC"), LIBERTY UVSG, INC., a Colorado corporation ("LUVSG"), THE NEWS CORPORATION LIMITED (ACN 007 910 330), a South Australia corporation ("TNCL"), and NEWS PUBLISHING AUSTRALIA LIMITED, a Delaware corporation ("NPAL").

                                   RECITALS

     WHEREAS, TNCL and LMC are parties to a letter agreement, dated September 27, 2000 (including the summary of proposed terms incorporated therein) (as the same may be amended, the "Letter Agreement"), pursuant to which, among other things, the parties agreed that NPAL will acquire all of the 70,704,586 shares of the Common Stock, par value $.01 per share ("Gemstar Stock") of Gemstar-TV Guide International, Inc. (the "Gemstar Shares") held by LUVSG, in exchange for American Depositary Shares representing Preferred Limited Ordinary Shares of TNCL; and

     WHEREAS, it is the intention of the parties that NPAL shall acquire the Gemstar Shares through the tax-free merger of LUVSG with and into NPAL (the "Merger") on the terms and conditions contained herein and in accordance with the Delaware General Corporation Law (the "DGCL") and the Colorado Business Corporation Act (the "CBCA"), with the separate existence of LUVSG ceasing and with NPAL surviving and continuing as a subsidiary of TNCL; and

     WHEREAS, the Boards of Directors of TNCL, NPAL, LMC and LUVSG have determined that the transactions contemplated by this Agreement (the "Transactions"), including, without limitation, the Merger, are advisable and in the best interests of their respective corporations and stockholders, and such Boards of Directors have approved this Agreement;

     NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

Section 1.1 Definitions. The following words and expressions have the meanings set forth below:

Adjustment:                       the deemed increase in a Tax, determined on a
                                  transaction-by-transaction basis and using the assumptions set forth in the next sentence, resulting from an adjustment made with respect to any amount reflected or required to be reflected on any Return relating to such Tax. For
                                           purposes of determining such deemed
                                           increase in Tax, the following
                                           assumptions will be used: (a) in the
                                           case of any Income Tax, the highest
                                           marginal Tax rate or, in the case of
                                           any other Tax, the highest applicable
                                           Tax rate, in each case in effect with
                                           respect to that Tax for the Taxable
                                           period or any portion of the Taxable
                                           period to which the adjustment
                                           relates; and (b) such determination
                                           shall be made without regard to
                                           whether any actual increase in such
                                           Tax will in fact be realized with
                                           respect to the Return to which such
                                           adjustment relates (as a result, for
                                           example, of losses, credits or other
                                           offsets against Tax).

ADRs: American Depositary Receipts issued under the terms of the Deposit Agreement to evidence ADSs.

ADSs: American Depositary Shares, each representing four (4) TNCL Shares as of the date hereof.

Affiliate:                                 with respect to any Person, any
                                           Person, directly or indirectly,
                                           Controlling, Controlled by or under
                                           common Control with such first
                                           Person. Notwithstanding any other
                                           provision of this Agreement, AT&T
                                           shall not be treated as an Affiliate
                                           of LMC for any purpose under this
                                           Agreement, other than as a member of
                                           the same Selling Affiliated Group (as
                                           defined in Section 7.6(d) hereof).

Agreement:                                 this Agreement and Plan of Merger,
                                           including all Schedules and Exhibits
                                           hereto.

ASIC:                                      the Australian Securities and
                                           Investment Commission.

ASX:                                       the Australian Stock Exchange.

AT&T:                                      AT&T Corp., a New York corporation.

Australia:                                 the Commonwealth of Australia.

Authorized Agent:                          as defined in Section 11.4(a) hereof.

Business Day:                              any day other than a Saturday, a
                                           Sunday or a day on which banks in
                                           Denver, Colorado, or New
                                           on which banks in Denver, Colorado,
                                           or New York, New York are authorized
                                           to be closed.

CBCA:                                      as defined in the recitals hereto.

Certificate of Merger:                     as defined in Section 2.2 hereof.

Change in Tax Law:                         as defined in Section 7.6(k) hereof.

Claimant:                                  as defined in Section 10.2(a) hereof.

Claims:                                    as defined in Section 10.1 hereof.

Closing:                                   as defined in Section 2.3 hereof.

Closing Date:                              the date on which the Merger is
                                           consummated. Code: the U.S. Internal
                                           Revenue Code of 1986, as amended.

Contractual Obligations:                   as defined in Section 4.4(a) hereof.

Control: the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether by the ownership of voting securities, by contract or otherwise. Controlled Affiliate: with respect to any Person, an Affiliate of such Person which such Person Controls.

Controlled Affiliate Acquirer:             as defined in Section 3.1(a) hereof.

Corporations Law:                          The Corporations Law of Australia.

Custodian:                                 Citicorp Nominees Pty Limited.

Deposit Agreement:                         the Amended and Restated Deposit
                                           Agreement, dated as of December 3,
                                           1996, among TNCL, the Depositary and
                                           the holders from time to time of
                                           ADRs.

Depositary:                                Citibank, N.A., as the depositary
                                           pursuant to the Deposit Agreement.

DGCL:                                      as defined in the recitals hereto.

Effective Time:                            as defined in Section 2.2 hereof.

Exchange Act:                              as defined in Section 5.10 hereof.

FATA:                                      as defined in Section 8.2(d) hereof.

GAAP:                                      U.S. generally accepted accounting
                                           principles.

Gemstar: Gemstar-TV Guide International, Inc., a Delaware corporation (formerly known as Gemstar International Group Limited).

Gemstar Rights Plan:                       the Second Amended and Restated
                                           Rights Agreement, effective as of
                                           July 12, 2000, by and between Gemstar
                                           and American Stock Transfer and Trust
                                           Company, as rights agent, including
                                           the Rights Certificates that may be
                                           issued pursuant thereto.

Gemstar Shares:                            as defined in the recitals hereto.

Gemstar Stock:                             as defined in the recitals hereto.

Gemstar Stockholders' Agreement:           the Stockholders' Agreement, dated as
                                           of October 4, 1999, by and among
                                           TNCL, LMC, Henry C. Yuen and Gemstar.

Governmental Entity:                       as defined in Section 4.4(b) hereof.

HSR Act:                                   as defined in Section 4.4(b) hereof.

Income Tax:                                any federal, state, local or foreign
                                           income tax, including any interest,
                                           penalty, or addition thereto.

Indemnifying Party:                        as defined in Section 10.1(a) hereof.

Laws:                                      as defined in Section 4.4(a) hereof.

Legal Proceedings:                         as defined in Section 4.6 hereof.

Letter Agreement:                          as defined in the recitals hereto.

Liberty Material Adverse Effect:           as defined in Section 4.1 hereof.

Lien: any security interest, lien, claim, pledge, charge or other encumbrance of any nature whatsoever.

LMC: Liberty Media Corporation, a Delaware corporation, and any successor thereto whether by merger, consolidation, transfer of all or substantially all of its assets or otherwise.

LMC Excluded Jurisdictions:                as defined in Section 4.4(a) hereof.

Losses:                                    as defined in Section 10.1(a) hereof.

LUVSG:                                     as defined in the preamble hereto.

LUVSG Certificates:                        as defined in Section 3.1(a) hereof.

LUVSG Shares:                              as defined in Section 3.1(a) hereof.

Merger:                                    as defined in the recitals hereto.

Merger Consideration:                      as defined in Section 3.1(a) hereof.

Merger Filings:                            as defined in Section 2.2 hereof.

Non-Return Taxes:                          as defined in Section 7.6(d)(ii)
                                           hereof.

NPAL:                                      as defined in the preamble hereto.

NYSE:                                      as defined in Section 5.2 hereof.

Overpayment Rate:                          as defined in Section 7.6(h) hereof.

Person: any natural person or a partnership, corporation or trust, unincorporated organization, association, limited liability company or other entity.

Plan of Merger:                            as defined in Section 2.2 hereof.

Pre-Closing Consolidated Returns:          as defined in Section 7.6(d)(i)
                                           hereof.

Pre-Closing Non-Consolidated Returns:      as defined in Section 7.6(d)(ii)
                                           hereof.

Representatives:                           as defined in Section 7.2 hereof.

Restricted Securities Letter Agreement:    as defined in Section 5.2 hereof.

Restrictions:                              with respect to any capital stock,
                                           partnership interest, membership
                                           interest in a limited liability
                                           company or other security, any voting
                                           or other trust or agreement, option,
                                           warrant, preemptive right, right of
                                           first offer, right of first refusal,
                                           escrow arrangement, proxy, buy-sell
                                           agreement, power of attorney or other
                                           contract, any law, rule, regulation,
                                           order, judgment or decree which,
                                           conditionally or unconditionally, (i)
                                           grants to any

                                           Person the right to purchase or
                                           otherwise acquire, or obligates any
                                           Person to sell or otherwise dispose
                                           of or issue, or otherwise results or,
                                           whether upon the occurrence of any
                                           event or with notice or lapse of time
                                           or both or otherwise, may result in
                                           any person acquiring, (A) any of such
                                           capital stock or other security; (B)
                                           any of the proceeds of, or any
                                           distributions paid or which are or
                                           may become payable with respect to,
                                           any of such capital stock or other
                                           security; or (C) any interest in such
                                           capital stock or other security or
                                           any such proceeds or distributions;
                                           (ii) restricts or, whether upon the
                                           occurrence of any event or with
                                           notice or lapse of time or both or
                                           otherwise, is reasonably likely to
                                           restrict the transfer or voting of,
                                           or the exercise of any rights or the
                                           enjoyment of any benefits arising by
                                           reason of ownership of, any such
                                           capital stock or other security or
                                           any such proceeds or distributions;
                                           or (iii) creates or, whether upon the
                                           occurrence of any event or with
                                           notice or lapse of time or both or
                                           otherwise, is reasonably likely to
                                           create a Lien or purported Lien
                                           affecting such capital stock or other
                                           security, proceeds or distributions.

Return: any return, report, form or similar statement or document (including, without limitation, any related or supporting information or schedule attached thereto and any information return, claim for refund, amended return and declaration of estimated tax) that has been or is required to
                                           be filed with or furnished to any
                                           Governmental Entity with respect to
                                           the determination, assessment or
                                           collection of any Taxes or the
                                           administration of any laws,
                                           regulations or administrative
                                           requirements relating to Taxes.

SEC:                                       the U.S. Securities and Exchange
                                           Commission.

Securities Act:                            the U.S. Securities Act of 1933, as
                                           amended.

Selling Affiliated Group:                  as defined in Section 7.6(d)(i)
                                           hereof.

Settlement Agreements:                     as defined in Section 7.6(c) hereof.

Stockholders' Agreement Letter:            as defined in Section 8.2(i) hereof.

Subsidiary:                                with respect to any Person, an entity
                                           in which such Person, directly or
                                           indirectly, through one or more
                                           Subsidiaries, owns a majority (a) of
                                           the voting power of the issued and
                                           outstanding shares of capital stock
                                           or other ownership interests in such
                                           entity entitled to vote generally in
                                           the election or appointment of
                                           directors or members of the governing
                                           body of such entity or (b) of the
                                           ownership interests in such entity.

Surviving Corporation:                     as defined in Section 2.1 hereof.

Tax: any income, corporation, gross receipts, profits, gains, capital stock, capital duty, franchise, business, license, payroll, withholding, social security, unemployment, disability, property, wealth, welfare, stamp, environmental, transfer, excise, occupation, sales, use, value added, alternative minimum, estimated or other similar tax (including any fee, assessment or other charge in the nature of any tax) imposed by any governmental authority (whether national, federal, state, local, municipal, foreign or otherwise) or political subdivision thereof, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing.

Tax Certificate:                           as defined in Section 7.6(j) hereof.

Third-Party Action:                        as defined in Section 10.2(a) hereof.

TNCL:                                      as defined in the preamble hereto.

TNCL Excluded Jurisdictions:               as defined in Section 5.4(a) hereof.

TNCL Material Adverse Effect:              as defined in Section 5.1 hereof.

TNCL Shares:                               Preferred Limited Voting Ordinary
                                           Shares of TNCL.

TNCL Registration Rights Agreement:        as defined in Section 3.1(b)(ii)
                                           hereof.

TNCL Subsidiaries:                         as defined in Section 5.1 hereof.

Transactions:                              as defined in the recitals hereto.

Transferred Corporation:                   shall have the meaning given to such
                                           term in Treasury Regulation (S)
                                           1.367(a)-3(d)(2)(ii).

Treasurer Letter:                          as defined in Section 8.2(e)

Treasury Regulations:                      the regulations promulgated under the
                                           Code in effect on the date hereof and
                                           the corresponding sections of any
                                           regulations subsequently issued that
                                           amend or supersede such regulations.

TV Guide Stockholders' Agreement:          the Stockholders' Agreement dated as
                                           of March 1, 1999, among TVG Holdings,
                                           Inc., TNCL, TCI UVSG, Inc. (the
                                           former name of LUVSG), LMC, Tele-
                                           Communications, Inc. and United Video
                                           Satellite Group, Inc.

20-F:                                      as defined in Section 5.11 hereof.

U.S.:                                      the United States of America.

     Section 1.2 Terms. Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. All pronouns (and any variation) will be deemed to refer to the masculine, feminine or neuter, as the identity of the Person may require. The singular or plural includes the other, as the context requires or permits. The word "include" (and any variation) is used in an illustrative sense rather than a limiting sense. The words "hereof," "herein," "hereunder" and comparable terms refer to the entirety of this Agreement and not to any particular article, section or other subdivision hereof or attachment hereto. The phrase "made available" means that the information referred to has been made available if requested by the party hereto to whom such information is to be made available. References to any statute or regulation are to it as amended and supplemented from time to time, and to any corresponding provisions of successor statutes or regulations. References to "Article," "Section" or another subdivision or to an "Exhibit" or "Schedule" are to an article, section or subdivision hereof or to an exhibit or schedule hereto. All references to the "the date hereof," "the date of this Agreement" or similar terms (but excluding references to the date of execution hereof) refer to the date first above written, notwithstanding that the parties may have executed this Agreement on a later date. The word day without the qualification "Business" means a calendar day. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice may be taken or given on the next succeeding Business Day.

                                  ARTICLE II

                                  THE MERGER
                                  ----------

     Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, in accordance with the DGCL and the CBCA, LUVSG shall be merged with and into NPAL in accordance with this Agreement, and the separate existence of LUVSG shall cease. NPAL shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation").

     Section 2.2 Effective Time of the Merger. Upon the terms and subject to the conditions of this Agreement, a certificate of merger in the form of Exhibit A hereto (the "Certificate of Merger") and articles of merger and a plan of merger in the form of Exhibit B hereto (collectively referred to as the "Plan of Merger") shall be duly prepared, executed and acknowledged by the Surviving Corporation and thereafter delivered, respectively, to the Secretary of State of the State of Delaware and the Secretary of State of the State of Colorado for filing on the Closing Date. The Merger shall become effective as of the date and at such time as both the Certificate of Merger and the Plan of Merger have been duly filed (the "Merger Filings"), respectively, with the Secretary of State of the State of Delaware and the Secretary of State of the State of Colorado (the time the Merger becomes effective pursuant to both the DGCL and the CBCA being referred to herein as the "Effective Time").

     Section 2.3 Closing. Subject to the satisfaction or waiver of all of the conditions to obligations contained in Article VIII hereof, the closing of the Merger (the "Closing") will take place at 10:00 a.m., New York City time, on May 2, 2001, at the offices of Squadron Ellenoff Plesent & Sheinfeld LLP, 551 Fifth Avenue, New York, New York 10176, unless another date or place is agreed to in writing by the parties hereto.

     Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL and the CBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of LUVSG shall vest in the Surviving Corporation, and all debts, liabilities and duties of LUVSG shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 2.5    Certificate of Incorporation and By-Laws.

             (a) The Certificate of Incorporation of NPAL as in effect immediately prior to the Effective Time shall remain the Certificate of Incorporation of the Surviving Corporation until amended in accordance with the terms thereof and with applicable law.

             (b) The By-Laws of NPAL in effect at the Effective Time shall remain the By-Laws of the Surviving Corporation until amended in accordance with the terms thereof and with applicable law.

     Section 2.6 Directors. The directors of NPAL at the Effective Time shall remain the directors of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation and until his or her successor is duly elected and qualified.

     Section 2.7 Officers. The officers of NPAL at the Effective Time shall remain the officers of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation and until his or her successor is duly appointed and qualified.

     Section 2.8 Role of NPAL. TNCL and NPAL acknowledge that NPAL has entered into this Agreement and will perform the transactions required of it by this Agreement at the direction of TNCL, to assist TNCL in meeting its obligations under the Letter Agreement.

     Section 2.9 Tax Effect. The parties intend that the Merger shall qualify as a tax-free reorganization under Section 368(a) of the Code.

                                  ARTICLE III

                             CONVERSION OF SHARES
                             --------------------

     Section 3.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any outstanding shares of capital stock of LUVSG or of the holder of any shares of capital stock of NPAL:

             (a)    Consideration for LUVSG Shares. The issued and outstanding
                    ------------------------------
shares of capital stock of LUVSG set forth on Schedule 3.1(a) hereto (the "LUVSG Shares") shall be converted into 1.7179 ADSs for each Gemstar Share held by LUVSG, for a total of 121,463,409 ADSs representing 485,853,636 fully paid and nonassessable TNCL Shares (the "Merger Consideration"). The Merger Consideration shall be issued on the Closing Date to the Controlled Affiliates of LMC listed on Schedule 3.1(a) hereto (each, a "Controlled Affiliate Acquirer") in the amounts set forth opposite their respective names on Schedule 3.1(a) (subject to the adjustments provided herein).

             All LUVSG Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate that, immediately prior to the Effective Time, represented outstanding LUVSG Shares (the "LUVSG Certificates") shall cease to have any rights with respect thereto. LUVSG Shares that are owned by LUVSG as treasury stock, if any, shall not convert into ADSs in accordance with this
Section 3.1(a).

             (b)    Registration and Lock-Up of ADSs and TNCL Shares.
                    ------------------------------------------------

                         (i)  The ADSs (and the TNCL Shares underlying such
ADSs) to be issued pursuant to Section 3.1(a) above will be issued without being registered under the Securities Act. The ADSs (and the TNCL Shares underlying such ADSs) to be issued to LMC or Controlled Affiliates of LMC hereunder will be acquired for LMC's or such Controlled Affiliates' own accounts for investment purposes only, and not with a view to, or for sale in connection with, any distribution of any such ADSs (or the TNCL Shares underlying such ADSs) in violation of the Securities Act, any applicable state securities laws or the Corporations Law. LMC understands and acknowledges that (A) none of the ADSs (or the TNCL Shares underlying such ADSs) to be issued as Merger Consideration hereunder have been registered under the Securities Act or any applicable state securities law and, when issued, will be "restricted securities" within the meaning of Rule 144 under the Securities Act, and (B) the ADSs (and the TNCL Shares underlying such ADSs) cannot be sold, transferred or otherwise disposed of in the U.S. unless such ADSs (and, under certain circumstances, the TNCL Shares underlying such ADSs) subsequently are registered under the Securities Act and any applicable state securities laws, or exemptions from registration thereunder are available.

                         (ii) Prior to or concurrently with the Closing, TNCL
and LMC shall enter into a registration rights and lock-up agreement substantially in the form of Exhibit C hereto (the "TNCL Registration Rights Agreement"), providing for certain registration rights and certain transfer restrictions with respect to the ADSs (or, under certain circumstances, the TNCL Shares underlying the ADSs issued pursuant to Section 3.1(a) above).

             (c)    Adjustment. All references in this Agreement to any number
                    ----------
of ADSs issuable upon consummation of the Merger shall be subject to appropriate adjustment (which adjustment shall be made in an equitable manner and in accordance with applicable ASX Listing Rules in order to provide the parties with the economic benefits and burdens bargained for hereunder) in the event of stock splits, eligible bonus issues, combinations, or any recapitalization, reclassification or similar transaction involving TNCL the effective date or record date for which is on or after September 27, 2000 and on or before the Closing Date. If any spin-off, eligible bonus issue, split-off or other transaction involving TNCL occurs, or a record date is established for any such transaction, and the preceding sentence does not provide a proper equitable adjustment for LMC and its Controlled Affiliates with respect to such transaction, the number of any ADSs or TNCL Shares thereafter deliverable to LMC and its Controlled Affiliate Acquirer pursuant to this Agreement shall be adjusted, or shall be delivered together with securities issued or distributed in such transaction, so as to provide LMC and its Controlled Affiliate Acquirer with the consideration bargained for in this Agreement and to place them in the same position as they would have been in if such ADSs or TNCL Shares had been delivered to them immediately prior to the record date for such transaction (which adjustment shall be made in an equitable manner and in accordance with applicable ASX Listing Rules in order to provide the parties with the economic benefits and burdens bargained for hereunder). In the event of any stock split, stock dividend, stock combination, reclassification, share exchange or similar transaction affecting the Gemstar Shares, the record date or effective date for which is on or after September 27, 2000 and on or before the Closing Date, the number of ADSs issuable per Gemstar Share held by LUVSG shall be correspondingly adjusted.

     Section 3.2    Exchange of Certificates.

             (a)    Depositary. TNCL, pursuant to the terms of the Deposit
                    ----------
Agreement, shall, prior to the Effective Time, (i) deposit with the Custodian the TNCL Shares underlying the ADSs to be issued in the Merger and (ii) instruct the Depositary to prepare the requisite ADRs to evidence the ADSs to be issued in the Merger for exchange in accordance with this Article III.

             (b)  Exchange Procedures. On the Closing Date, upon surrender of
                  -------------------
all of the LUVSG Certificates to TNCL for cancellation, TNCL shall cause to be delivered to LMC in exchange therefor one or more ADR(s) representing that whole number of ADSs that LMC and its Controlled Affiliate Acquirers have the right to receive pursuant to the provisions of this Article III, and the LUVSG Certificates so surrendered shall forthwith be canceled. TNCL shall pay any stamp duties, transfer taxes, and other similar charges (including all fees and charges of the Depositary, registrar and Custodian for the ADSs) required by reason of the issuance of the ADSs to LMC or Controlled Affiliate Acquirers of LMC pursuant to the provisions of this

Article III; provided, however, that, unless otherwise provided by the Deposit
             --------  -------
Agreement, under no circumstances shall TNCL pay any stamp duties, transfer taxes, or other similar charges required by reason of any subsequent transfer or assignment by LMC or Controlled Affiliate Acquirers of LMC of the ADSs (or the underlying TNCL Shares) or the conversion by LMC of ADSs into actual TNCL Shares. LMC acknowledges that neither it nor any of its Controlled Affiliate Acquirers shall acquire any right, title or interest in the TNCL Shares or the ADSs to be issued pursuant to this Agreement until the Effective Time and, if the Effective Time does not occur, shall assist TNCL, at TNCL's sole cost and expense, in canceling, and removing from any register or exchange references to, the TNCL Shares and the ADSs to be issued pursuant to this Agreement.

             (c)    No Further Ownership Rights in LUVSG Shares. All ADSs issued
                    -------------------------------------------
upon the surrender for exchange of the LUVSG Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the LUVSG Shares, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the LUVSG Shares which are converted pursuant to the Merger and were outstanding immediately prior to the Effective Time. If, after the Effective Time, LUVSG Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for no consideration.


             (d)    No Fractional ADSs. No certificate representing a fractional
                    ------------------
ADS shall be issued upon surrender or exchange of LUVSG Certificates, and such fractional ADS shall not entitle the owner thereof to any rights as a security holder of TNCL. Any holder entitled to a fractional ADS shall be entitled to receive, in lieu thereof, an amount in cash equal to the product of the fraction of an ADS to which such holder would otherwise have been entitled times $47.375 (closing price of an ADS on September 27, 2000, subject to adjustment as provided in Section 3.1(c)).

                                  ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF LMC
                     -------------------------------------
                                   AND LUVSG
                                   ---------

     LMC and LUVSG hereby, jointly and severally, make the following representations and warranties to TNCL and NPAL, it being understood and agreed that references herein to LUVSG's properties, assets or business or any of them shall in no event be construed as a representation or warranty with respect to Gemstar or any of its properties, assets or businesses, and no such representation or warranty is made:

     Section 4.1 Organization and Qualifications. Each of LMC and LUVSG is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all governmental permits, approvals and other authorizations necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental permits, approvals and other authorizations would not, individually or in the aggregate, have a material adverse effect on (i) the business, assets, financial or other condition, or results of operations of LUVSG, or (ii) the ability of LMC or LUVSG to consummate the Transactions (each, a "Liberty Material Adverse Effect").

     Section 4.2    Capitalization; No Liens.

             (a)    LUVSG. All of the issued and outstanding shares of capital
                    -----
stock of LUVSG are duly authorized, validly issued, fully paid and nonassessable, and are owned of record as of the date hereof by LMC free and clear of any Liens and Restrictions (other than any Liens or Restrictions arising out of or pursuant to this Agreement, the Gemstar Stockholders Agreement or the Gemstar Rights Plan, any restrictions on transfer arising under the Securities Act and state securities laws, and any Liens and Restrictions that may exist with regard to the TV Guide Stockholders' Agreement, which agreement, if and to the extent that it may still be in effect, shall be formally terminated on or before the Closing Date). The LUVSG Shares constitute all of the issued and outstanding shares of capital stock of LUVSG. All of the share certificates issued and outstanding which represent the LUVSG Shares will be delivered to NPAL on the Closing Date. No other shares of capital stock or other voting securities of LUVSG are issued, reserved for issuance or outstanding. There are no options or agreements relating to the issued or unissued capital stock of LUVSG or obligating LUVSG to issue, transfer, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into or exchangeable for any capital stock or other equity interests in, LUVSG. There are no outstanding contractual obligations of LUVSG to repurchase, redeem or otherwise acquire any shares of capital stock of LUVSG.

             (b)    Gemstar Shares. The Gemstar Shares are owned of record as of
                    --------------
the date hereof by LUVSG free and clear of any Liens and Restrictions (other than Liens or Restrictions arising out of or pursuant to this Agreement, the Gemstar Stockholders' Agreement or Gemstar Rights Plan, any restrictions on transfer arising under the Securities Act and state securities laws, and any Liens and Restrictions that may exist with regard to the TV Guide Stockholders' Agreement). Upon consummation of the Transactions, NPAL will hold the Gemstar Shares, directly or indirectly, free and clear of any Liens and Restrictions (other than Liens or Restrictions arising out of or pursuant to the Gemstar Stockholders' Agreement or the Gemstar Rights Plan, any Restrictions created by TNCL or any of its Affiliates, and any restrictions on transfer arising under the Securities Act and state securities laws).

     Section 4.3    Authority Relative to This Agreement.

             (a) Each of LMC and LUVSG has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.

             (b) The execution and delivery of this Agreement by LMC and LUVSG and the consummation by LMC and LUVSG of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of LMC and LUVSG are necessary to authorize this Agreement or to consummate the Transactions (other than the Merger Filings). This Agreement has been duly and validly executed and delivered by LMC and LUVSG and, assuming the due authorization, execution and delivery hereof by TNCL and NPAL, constitutes the legal, valid and binding obligation of each of LMC and LUVSG, enforceable against each of LMC and LUVSG in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and by equitable principles to which the remedies of specific performance and injunctive and similar forms of relief are subject.

     Section 4.4    No Conflict; Required Filings and Consents.

             (a) The execution and delivery of this Agreement by LMC and LUVSG do not, and the performance of their respective obligations under this Agreement and the consummation of the Transactions by LMC and LUVSG will not,
(i) conflict with or violate the certificate of incorporation or by-laws of LMC or LUVSG; (ii) subject to Section 8.1(a) and to satisfaction of the requirements set forth in clauses (i) through (v) of Section 4.4(b), conflict with or constitute a violation by LMC or LUVSG of any law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to LMC or LUVSG or by which any property or asset of LUVSG is bound or affected, except in such instances which would not have a Liberty Material Adverse Effect, and except that no representation or warranty is made herein with respect to foreign laws, regulations or rules of jurisdictions in which LMC does not, directly or indirectly, own any assets or conduct any business ("LMC Excluded Jurisdictions"); or (iii) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss (by LUVSG) or modification in a manner materially adverse to LUVSG of any material right or benefit under, or give to others any right of termination, amendment, acceleration, repurchase or repayment, increased payments or cancellation of, or result in the creation of any Lien on any property or asset of LUVSG pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation (collectively, the "Contractual Obligations") to which LUVSG is a party or by which LUVSG or any property or asset of LUVSG is bound or affected, except in such instances which would not result in a Liberty Material Adverse Effect, and except that no representation is made with respect to the Gemstar Rights Plan, the Gemstar Stockholders' Agreement, the TV Guide Stockholders' Agreement or any agreement or understanding between LMC or any of its Controlled Affiliates, on the one hand, and TNCL or any of its Controlled Affiliates, on the other hand.

             (b) The execution and delivery of this Agreement by LMC and LUVSG do not, and the performance of their respective obligations under this Agreement and the consummation of the Merger by LMC and LUVSG will not require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign governmental or regulatory agency, authority, commission or instrumentality (each a "Governmental Entity") except for any Governmental Entity in an LMC Excluded Jurisdiction, as to which no representation or warranty is made, and except for (i) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (collectively, the "HSR Act") required to be satisfied by TNCL, (ii) the requirements under applicable Australian law (other than with respect to the ASX and the ASIC) that have heretofore been satisfied, and the filings with the ASX and the ASIC to be made by TNCL, (iii) the pre-merger notification requirements of German merger control law that have heretofore been satisfied by TNCL, (iv) the Merger Filings, (v) the entering into of a gain recognition agreement as contemplated by Section 7.6, and (vi) such instances in which the failure to obtain such consents, approvals, waivers, authorizations or permits, or to make such filings or provide such notice would not, individually or in the aggregate, have a Liberty Material Adverse Effect.

     Section 4.5 Gemstar Shares are LUVSG's Sole Asset; No LUVSG Liabilities. Except as contemplated by this Agreement, (i) the Gemstar Shares are LUVSG's sole assets, and (ii) LUVSG has no liabilities (whether absolute, accrued or contingent) and has no unfulfilled commitments, in each case other than pursuant to the Gemstar Stockholders' Agreement, the TV Guide Stockholders' Agreement and the Gemstar Rights Plan and except that no representation or warranty is made with respect to liabilities or commitments to TNCL or its Affiliates.

     Section 4.6 Litigation. There are no actions, suits, arbitrations, legal or administrative proceedings or investigations ("Legal Proceedings") pending or, to the knowledge of LUVSG, threatened against LUVSG, and neither LUVSG nor its assets, properties or business, is subject to any judgment, decree, order, injunction or writ of any Governmental Entity or arbitrator.

     Section 4.7    Tax Matters.

             (a) LUVSG has filed all material Returns that it was required to file. All such Returns are correct and complete in all material respects. All material Taxes owed by LUVSG (whether or not shown on any Return) have been paid. There are no Liens for material Taxes (other than for current Taxes not yet due and payable or for items being contested in good faith and for which there are adequate reserves in accordance with GAAP on the books of LMC or its applicable Subsidiary) on any of the assets of LUVSG.

             (b) LUVSG has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor or other third party.

             (c) No material deficiencies for any Taxes have been proposed, asserted or assessed against LUVSG that are not adequately reserved for in accordance with GAAP in all cases applied in a consistent basis with the most recent LMC balance sheet. Except as set forth on Schedule 4.7(c), none of the Returns of LUVSG is currently the subject of an audit.

             (d) LUVSG does not have any current non-contingent liability for the Taxes of any Person under Treasury Regulation (S) 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

             (e) If the income of LUVSG is required under federal, state, local or foreign Tax rules to be included on a consolidated, unitary, combined or other such Return which includes LMC or any of its Controlled Affiliates and which is filed by an entity other than LUVSG, any such group has filed all Returns that it was required to file with respect to LUVSG for each period during which LUVSG was a member of such group. All such Returns were correct and complete in all material respects in so far as they relate to LUVSG. All material Taxes owed by such group with respect to LUVSG (whether or not shown on a Return) have been paid for each taxable period during which LUVSG was a member of its group.

             (f) Except as set forth on Schedule 4.7(f), the normal period within which to examine and/or assess Taxes on the income of LUVSG has not been extended with respect to any such entity by waiver of, or agreement to extend, the applicable statute of limitations or otherwise.

             (g) LUVSG will not be party to any tax sharing or allocation agreement as of the Effective Time.

     Section 4.8 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of LUVSG.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF TNCL
                    --------------------------------------

     TNCL hereby represents and warrants to LMC and LUVSG as follows:

     Section 5.1 Organization and Qualifications. TNCL is duly registered and validly existing under the Corporations Law. NPAL is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of TNCL and NPAL has the requisite power and authority and all governmental permits, approvals and other authorizations necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or, if applicable, in good standing, or to have such power, authority and governmental permits, approvals and other authorizations, would not, individually or in the aggregate, have a material adverse effect on (i) the business, assets, financial or other condition, or results of operations of TNCL and the Subsidiaries of TNCL (the "TNCL Subsidiaries"), taken as a whole, or (ii) the ability of TNCL or NPAL to consummate the Transactions (each, a "TNCL Material Adverse Effect").

     Section 5.2 Validity of ADRs and TNCL Shares. The ADSs to be issued in the Merger will be issued by the Depositary under the terms of the Deposit Agreement, as supplemented by a letter agreement substantially in the form of Exhibit D hereto to be entered into on the Closing Date, regarding the ADSs to be issued pursuant to this Agreement (the "Restricted Securities Letter Agreement"). The TNCL Shares underlying the ADSs to be issued pursuant to this Agreement will, on and from their date of allotment and issue, rank pari passu in all respects with all existing TNCL Shares on issue at that date (including as to dividends). All of the TNCL Shares underlying the ADSs to be issued pursuant to this Agreement are duly authorized and, when deposited with the Custodian in accordance with the terms of the Deposit Agreement from and after the Effective Time, will be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens and Restrictions (other than Liens or Restrictions created by LMC, and except for any restrictions on transfer arising under the Securities Act, state securities laws, the Corporations Law or the TNCL Registration Rights Agreement). Upon issuance by the Depositary of ADSs evidencing the TNCL Shares against the deposit of the TNCL Shares in accordance with the terms of the Deposit Agreement, the ADSs to be issued pursuant to this Agreement will be duly and validly issued and the Persons in whose names the ADSs are to be registered as contemplated by Section 3.1(a) will be entitled to the rights of registered holders of

ADRs specified in the Deposit Agreement and in the ADRs evidencing such ADSs, free and clear of all Liens and Restrictions (other than those created by such Persons and except for restrictions on transfer arising under the Securities Act, state securities laws, the Corporations Law, the TNCL Registration Rights Agreement or the Restricted Securities Letter Agreement). The Deposit Agreement has been duly and validly authorized by all necessary corporate action of TNCL, has been duly and validly executed and delivered by TNCL, and, assuming the due authorization, execution and delivery thereof by the Depositary, constitutes the legal, valid and binding obligation of TNCL, enforceable against TNCL in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and by equitable principles to which the remedies of specific performance and injunctive and similar forms of relief are subject. As of (but subject to) the Closing TNCL shall have (a) issued and allotted the TNCL Shares underlying the ADSs to be issued pursuant to this Agreement to the Custodian and made such entries in the register of members of TNCL as are required by the Corporations Law to record the Custodian as a member of TNCL in respect of such TNCL Shares; (b) delivered to the Custodian or as the Custodian directs holding statements for the TNCL Shares underlying such ADSs evidencing the Custodian as registered holder of the TNCL Shares underlying such ADSs; (c) applied for quotation on the ASX of the TNCL Shares underlying such ADSs in accordance with the requirements of the Listing Rules and Business Rules of the ASX; and (d) applied for listing of such ADSs on the New York Stock Exchange (the "NYSE").

     Section 5.3    Authority Relative to This Agreement.

             (a) Each of TNCL and NPAL has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions without the need for approval by the shareholders of TNCL.

             (b) The execution and delivery of this Agreement by TNCL and NPAL and the consummation by TNCL and NPAL of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of TNCL or NPAL are necessary to authorize this Agreement or to consummate the Transactions (other than the Merger Filings). This Agreement has been duly and validly executed and delivered by each of TNCL and NPAL and, assuming the due authorization, execution and delivery hereof by LMC and LUVSG, constitutes the legal, valid and binding obligation of each of TNCL and NPAL, enforceable against each of TNCL and NPAL in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and by equitable principles to which the remedies of specific performance and injunctive and similar forms of relief are subject.

     Section 5.4    No Conflict; Required Filings and Consents.

             (a) The execution and delivery of this Agreement by TNCL and NPAL do not, and the performance of their respective obligations under this Agreement and the consummation of the Transactions by TNCL and NPAL will not,
(i) conflict with or violate the articles of incorporation or by-laws or equivalent organizational documents of TNCL or NPAL, (ii) subject to Section 8.1(a) and to satisfaction of the requirements set forth in clauses (i) through
(iv) of Section 5.4(b), conflict with or constitute a violation by TNCL or NPAL of the applicable Listing Rules of the ASX or the NYSE or any Laws applicable to TNCL or NPAL or by which any property or asset of TNCL or NPAL is bound or affected, except in such instances which would not have a TNCL Material Adverse Effect, and except that no representation or warranty is made herein with respect to foreign laws, regulations or rules of jurisdictions in which neither TNCL nor NPAL, directly or indirectly, owns any assets or conducts any business ("TNCL Excluded Jurisdictions") or (iii) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss (by TNCL or NPAL) or modification in a manner materially adverse to TNCL or NPAL of a material right or benefit under, or give to others any right of termination, amendment, acceleration, repurchase or repayment, increased payments or cancellation of, or result in the creation of any Lien on any property or asset of TNCL or NPAL pursuant to, any Contractual Obligations to which TNCL or NPAL is a party or by which TNCL or NPAL or any property or asset of TNCL or NPAL is bound or affected, except in such instances which would not result in a TNCL Material Adverse Effect, and except that no representation is made with respect to any agreement or understanding between LMC or any of its Controlled Affiliates, on the one hand, and TNCL or any of its Controlled Affiliates on the other hand.

          (b) The execution and delivery of this Agreement by each of TNCL and NPAL do not, and the performance of their respective obligations under this Agreement and the consummation of the Transactions by TNCL and NPAL will not require any consent, approval, waiver, authorization or permit of, or filing with or notification to, any Governmental Entity, except for any Governmental Entity in a TNCL Excluded Jurisdiction, as to which no representation or warranty is made, and except for (i) the pre-merger notification requirements of the HSR Act that have heretofore been satisfied by TNCL, (ii) the requirements under applicable Australian law (other than with respect to the ASX and the ASIC) that have heretofore been satisfied, and the filings with the ASX and the ASIC to be made by TNCL following the Closing, (iii) the pre-merger notification requirements of German merger control law that have heretofore been satisfied,
(iv) the Merger Filings, and (v) such instances in which the failure to obtain such consents, approvals, waivers, authorizations or permits, or to make such filings or provide such notice, would not, individually or in the aggregate, have a TNCL Material Adverse Effect.

     Section 5.5 Absence of Certain Changes or Events. Except as contemplated by this Agreement or as disclosed in any filing by TNCL with the SEC that is publicly available as of the date hereof, since June 30, 2000, (a) TNCL, together with the TNCL Subsidiaries, taken as a whole, has conducted its business in the ordinary course, consistent with past practice, and (b) there has not occurred or arisen any event that, individually or in the aggregate, has had or, insofar as reasonably can be foreseen, is likely in the future to have, a TNCL Material Adverse Effect, other than events or developments generally affecting the industries in which TNCL and the TNCL Subsidiaries operate. No receiver or administrator of TNCL's or of the whole or any part of TNCL's assets has been appointed.

     Section 5.6 Litigation. There are no Legal Proceedings pending or, to the knowledge of TNCL or NPAL, threatened against TNCL or any of the TNCL Subsidiaries (including NPAL), which could reasonably be expected to have, individually or in the aggregate, a TNCL Material Adverse Effect, nor is there any judgment, decree, order, injunction or writ of any court, Governmental Entity or arbitrator outstanding against TNCL or any of the TNCL Subsidiaries having, or which, insofar as can be reasonably foreseen, in the future is reasonably likely to have, any such TNCL Material Adverse Effect.

     Section 5.7 Capitalization. As of April 26, 2001, the issued capital stock of TNCL consisted of 2,098,621,148 Ordinary Shares (as such term is defined in TNCL's Constitution) and 2,171,837,921 TNCL Shares. All of such shares were duly authorized, validly issued, fully paid and nonassessable.

     Section 5.8 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of TNCL or NPAL.

     Section 5.9 NPAL. NPAL is a directly owned "controlled" U.S. subsidiary of TNCL within the meaning of Section 368(c) of the Code.

     Section 5.10 Foreign Private Issuer. TNCL (a) is a "foreign private issuer" within the meaning of Rule 3b-4 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (b) with respect to the ADRs is eligible to use Form 20-F under the Exchange Act.

     Section 5.11 Disclosure. TNCL's Annual Report on Form 20-F for the fiscal year ended June 30, 2000 (the "20-F"), at the time filed, complied in all material respects with the applicable requirements of Form 20-F under the Exchange Act, and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. The consolidated financial statements (including the notes thereto) of TNCL and its subsidiaries included in the 20-F, at the time filed, fairly presented in all material respects the consolidated financial position, results of operations and cash flows of TNCL and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein.

                                  ARTICLE VI

                          CONDUCT PENDING THE MERGER
                          --------------------------

     Section 6.1 Prohibited Actions. LMC and LUVSG covenant and agree that until the Effective Time, unless TNCL shall otherwise agree in writing prior to the taking of any action otherwise prohibited by the terms of this Section 6.1:

          (a) LUVSG shall not issue or authorize the issuance of, grant or otherwise create any additional shares of, or any options to acquire any shares of, its capital stock or any debt or equity securities convertible into or exchangeable for such capital stock, and neither LMC nor LUVSG shall sell, mortgage, pledge or subject to Lien or Restriction any of the shares of capital stock of LUVSG or any of the Gemstar Shares;

          (b) Neither LMC nor LUVSG shall enter into, accept or otherwise agree to become bound by any negative covenant restricting in any manner the right of such entity to consummate the Transactions;

          (c) LUVSG shall not enter into or agree to enter into any agreement, contract or commitment affecting its direct ownership of or its rights to transfer the Gemstar Shares in connection with the Merger, and LMC shall not enter into or agree to enter into any agreement, contract or commitment affecting its indirect ownership of or any rights to cause the transfer of the Gemstar Shares in connection with the Merger;

          (d) LUVSG shall not conduct any business, other than holding and exercising the rights of a holder of, the Gemstar Shares (subject to the Gemstar Stockholders' Agreement and this Agreement);

          (e) LUVSG shall not incur or become contingently liable with respect to any Indebtedness, or assume, guarantee or otherwise become responsible for the Indebtedness of any other party or agree to so do; for purposes of this Section 6.1(e), "Indebtedness" shall mean and include (i) indebtedness for borrowed money whether short-term or long-term and whether secured or unsecured, (ii) indebtedness for the deferred purchase price of services or property, (iii) obligations under capitalized leases, (iv) obligations arising under acceptance facilities, (v) all obligations evidenced by bonds, debentures, notes or other similar instruments, (vi) all obligations upon which interest charges are customarily paid, and (vii) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such indebtedness, guarantee or obligation;

          (f) LMC shall not sell, transfer or contribute any of the LUVSG Shares held by LMC, and LUVSG shall not sell, transfer or contribute any of the Gemstar Shares held by LUVSG.

          (g)    LUVSG shall not enter into any Settlement Agreements;

          (h) LUVSG shall not declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except to satisfy any requirement of this Agreement;

          (i) Neither LMC nor LUVSG shall take any action, or enter into any transaction, prior to the Closing Date, which would result in a breach of any representation, warranty, covenant or agreement contained in this Agreement; or

          (j) LUVSG shall not merge, consolidate with or consummate any other business combination with any Person or acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business entity.

                                  ARTICLE VII

                             ADDITIONAL COVENANTS
                             --------------------

     Section 7.1 Approvals. TNCL and LMC shall cooperate and use their reasonable best efforts to obtain all consents, approvals and waivers from Governmental Entities required in connection with the Merger and the other Transactions. In the event any Legal Proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the Merger or any of the other Transactions or seeks damages in connection therewith, the parties agree to cooperate and use all reasonable efforts to defend against such Legal Proceeding and, if an injunction or other order is issued in any Legal Proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the Merger and the other Transactions.

     Section 7.2 Access to Information. Subject to applicable Laws, from the date hereof to the Effective Time, LMC and LUVSG shall afford the officers, employees, auditors and agents (the "Representatives") of TNCL access at reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books, records and Returns of or relating to LUVSG or its business, and shall furnish such Representatives with all of LUVSG's financial, operating and other data and information as may be reasonably requested.

     Section 7.3 Further Action. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, including, without limitation, using commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities, make all filings and required submissions with Governmental Entities, including filings and submissions to the ASX, the ASIC and the NYSE, and obtain all consents and approvals from parties to contracts with the parties hereto or their respective Controlled Affiliates as are necessary for the consummation of the Transactions. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the parties to this Agreement shall use their reasonable efforts to take all such action.

     Section 7.4 Public Announcements. The parties to this Agreement and their respective Controlled Affiliates shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other parties to this Agreement, which consent shall not be unreasonably withheld; provided,
                                                                     --------
however, that a party may, without the prior consent of the other parties to
-------
this Agreement, issue such press release or make such public statement as may be required by Law or any listing agreement or arrangement to which any such Person is a party with a national securities exchange or association or if it has used all reasonable efforts to consult with the other parties to this Agreement and to obtain such parties' consent but has been unable to do so in a timely manner; provided that the party issuing such release or making such statement shall give
-------- ----
written notice thereof to the other parties.

     Section 7.5  Notification of Certain Matters.

             (a) Prior to the Closing Date, LMC and LUVSG shall promptly notify TNCL and NPAL of:

                    (i) any notice or other communication of which LMC or LUVSG has knowledge from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

                    (ii) any notice or other communication from any Governmental Entity which is received by LMC or LUVSG in connection with the Transactions;

                    (iii) any Legal Proceeding commenced or, to LMC's or LUVSG's knowledge, threatened against, relating to, involving or otherwise affecting, LUVSG;

                    (iv) any Legal Proceeding commenced or, to LMC's or LUVSG's knowledge, threatened against, relating to, involving or otherwise affecting LMC or LUVSG which relates to the consummation of the Transactions; or

                    (v) any event, condition or circumstance of which LMC or LUVSG has knowledge, which is reasonably likely to have or does have a Liberty Material Adverse Effect.

          (b) Prior to the Closing Date, TNCL and NPAL shall promptly notify LMC and LUVSG of:

                    (i) any notice or other communication from any Person of which TNCL or NPAL has knowledge alleging that the consent of such Person is or may be required in connection with the Transactions;

                    (ii) any notice or other communication from any Governmental Entity of which TNCL or NPAL has knowledge in connection with the Transactions;

                    (iii) any Legal Proceeding commenced or, to TNCL's or NPAL's knowledge, threatened against, relating to, involving or otherwise affecting TNCL or NPAL or which relates to the consummation of the Transactions; or

                    (iv) any event, condition or circumstance of which TNCL or NPAL has knowledge which is reasonably likely to have or does have a TNCL Material Adverse Effect.

     Section 7.6  Certain Tax Matters.

             (a)  Gain Recognition Agreement; Indemnity.  LMC (or another
                  -------------------------------------
member of the Selling Affiliated Group) may be required to enter into a gain recognition agreement under Section 367 of the Code with respect to the conversion of the LUVSG Shares into ADRs in the Merger. In the event that, during the term of any such gain recognition agreement (or the term of any new gain recognition agreement that LMC (or another member of the Selling Affiliated Group) may be required to enter into as a result of any nonrecognition transfer described in Treasury Regulations (S)(S) 1.367(a)-8(g)(2) or (3)), TNCL or any of its Affiliates makes any direct or indirect disposition or deemed disposition of the stock or assets of the Transferred Corporation within the meaning of Treasury Regulation (S) 1.367(a)-8 (including, if there has been a nonrecognition transfer, any direct or indirect disposition or deemed disposition described in

Treasury Regulations (S)(S) 1.367(a)-8(g)(2)(iii) or 1.367(a)-8(g)(3)) which thereby causes gain to be recognized pursuant to such gain recognition agreement (or new gain recognition agreement), except by any action specifically contemplated by this Agreement, TNCL shall indemnify LMC for the amount of any Adjustments on any Return filed by LMC or any member of a Selling Affiliated Group which are required to be made as a result of the gain triggered pursuant to such gain recognition agreement (or new gain recognition agreement). Such indemnification payment amount shall be determined jointly by LMC and TNCL. TNCL agrees to notify LMC of any action taken by it or any of its Affiliates that will cause gain to be recognized under such gain recognition agreement (or new gain recognition agreement). If TNCL or any of its Affiliates consummate any nonrecognition transfer that is described in Treasury Regulations (S)(S)1.367(a) -8(g)(2) or (3), TNCL shall provide timely notice to LMC of such nonrecognition transfer so LMC (or another member of the Selling Affiliated Group) may comply with the reporting requirements set forth in such sections of the Treasury Regulations, and TNCL will cause LMC to be informed of any subsequent disposition of property within the meaning of Treasury Regulations (S)1.367(a)- 8(g)(2)(iv).

          (b)  Tax Returns.  To the extent requested by TNCL, LMC has made
               -----------
available or will make available to TNCL all portions of Returns, and any amendments thereto, filed by or on behalf of LUVSG or with respect to its assets or business, for all taxable years or applicable periods ending on or prior to the Closing Date, in each case to the extent such Returns are reasonably relevant in the preparation of Returns by or on behalf of LUVSG or TNCL as transferee subsequent to the Closing Date.

          (c)  Tax-Sharing Agreements.  All tax settlement and tax-sharing
               ----------------------
agreements, arrangements, policies and guidelines, formal or informal, express or implied, other than this Section 7.6, to which LUVSG is a party or may be subject ("Settlement Agreements") and all obligations thereunder shall terminate as to LUVSG on or prior to the Closing Date, and after the Closing Date, neither LUVSG nor TNCL as transferee shall be bound by such Settlement Agreements or have any liability thereunder.

          (d)  Pre-Closing Returns.
               -------------------

                    (i) LUVSG shall continue to be included for all taxable periods (or portions thereof) ending on or before the Closing Date in the consolidated Federal Income Return and any required state or local consolidated or combined income or franchise Returns of any affiliated group of which LUVSG is a member (each of which is herein referred to as a "Selling Affiliated Group"), which Returns include LUVSG (all such Returns including taxable periods (or portions thereof) of LUVSG ending on or before the Closing Date are hereinafter referred to, collectively, as "Pre-Closing Consolidated Returns"). LMC shall cause its Selling Affiliated Groups to timely prepare and file (or cause to be prepared and filed) all Pre-Closing Consolidated Returns and to timely pay all Taxes shown as due and payable on Pre-Closing Consolidated Returns (including, but not limited to, any Taxes with respect to any deferred income triggered into income by Treasury Regulation (S) 1.1502-13 and Treasury Regulation (S) 1.1502-14 and any excess loss accounts taken into income under Treasury Regulation (S) 1.1502-19).

                    (ii) LMC shall timely prepare (or cause to be so prepared) all other Returns of LUVSG that are required by law for all taxable periods ending on or before the Closing Date ("Pre-Closing Non-Consolidated Returns"). All Pre-Closing Non-Consolidated Returns shall be prepared in a manner consistent with prior practice and shall properly include and reflect the income, activities, operations and transactions of LUVSG, as applicable. LMC shall timely file (or cause to be so filed) all Pre-Closing Non-Consolidated Returns and shall pay (or cause LUVSG to pay as it may be liable) all Taxes due thereon. LMC shall also pay (or cause LUVSG to pay as it may be liable) the full amount of any Tax which is payable by LUVSG without the filing of a Return ("Non-Return Taxes") to the extent such Non-Return Taxes are attributable to taxable periods or any portion thereof ending on or before the Closing Date.

          (e)  Cooperation of the Parties.  The parties shall cooperate with
               --------------------------
each other in connection with any Tax filing, investigation, audit or other proceeding relating to LUVSG. LMC shall preserve all information, returns, books, records and documents relating to any liabilities for Taxes with respect to a taxable period until the later of the expiration of all applicable statutes of limitation and extensions thereof, or a final determination with respect to Taxes for such period (if a Legal Proceeding or other action that is reasonably likely to lead to a final determination is commenced prior to the expiration of the statute of limitations and any extension thereof).

          (f)  Notices Regarding Taxes.  If TNCL, NPAL or LUVSG receives any
               -----------------------
notice, whether orally or in writing, of any pending or threatened U.S. Federal, state, local, municipal or foreign tax examinations, claims, settlements, proposed adjustments, assessments or reassessments or related matters with respect to Taxes that could affect LMC or its Subsidiaries (or LUVSG with respect to taxable periods or portions thereof ending on or before the Closing
Date), or if LMC or any of its Controlled Affiliates receives any notice of any such tax matter that could reasonably be expected to give rise to an indemnification obligation to TNCL under paragraph 7.6(h) below or otherwise materially adversely affect TNCL, the party receiving such notice shall notify in writing the potentially affected party within ten (10) calendar days thereof. The failure of any party to give the notice required by this paragraph shall not impair that party's rights under this Agreement except to the extent that the other party demonstrates that it has been damaged thereby.

          (g)  Control of Tax Proceedings.  Except for Tax matters that AT&T
               --------------------------
exercises its right to control, each of LMC and TNCL shall have the right to control any audit or examination by any taxing authority, initiate any claim for refund, file any amended return, contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment relating to or with respect to any Taxes, the ultimate liability for which is the responsibility of that party or its Affiliates under this Agreement, and each of LMC and TNCL shall be entitled to, and to the extent received directly or indirectly by the other shall be promptly paid by the other, all refunds with respect to any such Taxes. Except for Tax matters that AT&T exercises its right to control, LMC and TNCL shall jointly control, defend and resolve any such tax matter as to which they both may be liable (in whole or in part). In the case of Tax matters that AT&T exercises its right to control, if the ultimate liability for such Tax is the responsibility of TNCL or any of its Affiliates under this Agreement, LMC agrees to use commercially reasonable efforts to provide TNCL with all rights that LMC has to participate in such Tax proceeding, and LMC agrees to promptly provide TNCL with any information regarding such Tax proceeding that LMC receives from AT&T.

          (h)  Indemnification.  After the Closing Date, LMC shall indemnify
               ---------------
and hold harmless TNCL and NPAL, and each of their respective successors and assigns from and against any Tax liability of LUVSG with respect to the period ending on or before the Closing Date on any Pre-Closing Non-Consolidated Return and with respect to any Non-Return Taxes attributable to the portion of the period covered by any payment of such Taxes which ends on or before the Closing Date, in each case to the extent such amount exceeds any amount previously paid to TNCL, NPAL, and their respective Affiliates, successors and assigns with respect to such Tax pursuant to this Section 7.6. LMC shall pay such amounts as it is obligated to pay to TNCL within ten (10) calendar days after notice is given to LMC of the payment of any such applicable Tax liability by TNCL, together with evidence of such payment and a statement setting forth in reasonable detail the nature and amount of such Tax liability, and to the extent not paid by LMC within such 10-day period, the amount due shall thereafter include interest thereon at a rate per annum equal to the prime rate as publicly announced from time to time by The Bank of New York (the "Overpayment Rate"), adjusted as and when changes to such Overpayment Rate shall occur, compounded semi-annually. LMC shall indemnify and hold harmless TNCL, NPAL and each of their respective Affiliates, successors and assigns, from and against (i) any Tax liability for periods prior to and including the Closing Date resulting from LUVSG being severally liable for any Taxes of any consolidated group (including any Selling Affiliated Group) of which LUVSG is or was a member prior to the Closing Date pursuant to Treasury Regulation (S) 1.1502-6 or any analogous state, local or foreign tax provision (including, without limitation, any Tax liability with respect to any Pre-Closing Consolidated Return), and (ii) any Tax liability resulting from LUVSG ceasing to be a member of any Selling Affiliated Group of which it was a member prior to the Closing Date filing consolidated or combined Returns. To the extent permitted by law, the parties agree to treat indemnity payments under the Agreement as adjustments to the consideration paid for LUVSG.

          (i)  Restrictive Covenant.  None of the parties hereto will take or
               --------------------
cause to be taken (or fail to take or cause not to be taken) any action that would reasonably be expected to cause the Merger to be a taxable transaction to LMC, TNCL, any Affiliate of LMC or TNCL, or any Selling Affiliated Group; provided that the foregoing shall not restrict any party or its Affiliates from
-------- ----
taking any action specifically contemplated by this Agreement, which, for all purposes under this Agreement, shall be deemed to include the contribution by any party of the ADRs or assets acquired pursuant to this Agreement to successive "controlled" U.S. subsidiaries of such party as defined by Section 368(c) of the Code.

          (j)  Tax Certificate.  Each of TNCL and NPAL represents and warrants
               ---------------
to LMC that the statements in the proposed form of representation letter attached hereto as Exhibit E (the "Tax Certificate") are true and correct as of the date hereof, assuming for purposes of this sentence that the Merger had been consummated on the date hereof. Each of TNCL and NPAL agrees that, at and prior to the Effective Time, it will not take or cause to be taken (or fail to take or cause not to be taken) any action that would cause any of the statements in the Tax Certificate to be false or incorrect.

          (k)  Change in Tax Law.  If in the written opinion of counsel
               -----------------
selected by LMC and reasonably satisfactory to TNCL, the conversion of the LUVSG Shares into ADRs in the Merger will not constitute a tax-free transaction as to LMC, its Affiliates, and any Selling Affiliated Group solely as a result of a change, or proposed change, in Tax law or regulations, including any change resulting from (i) enactment, amendment or repeal of any statute, (ii) promulgation, amendment or repeal of any final, temporary or proposed regulation, (iii) issuance, modification or withdrawal of any judicial or administrative interpretation, or (iv) any other legislative, administrative or judicial action affecting current law (a "Change in Tax Law"), occurring between the date hereof and the Closing Date, LMC shall not be required to consummate the Merger. In the event that LMC elects not to consummate the Merger in reliance on this paragraph, all obligations of TNCL, NPAL and LMC under this Agreement shall terminate.

     Section 7.7 Australian Treasury Matters. Each party shall have the right to make submissions to the Treasurer of Australia notwithstanding that another party may have made application and supplied information to the Treasurer, and each party shall upon receiving any request for information from the Treasurer provide such of that information as is in that party's possession or control.

                                 ARTICLE VIII

                           CONDITIONS TO THE MERGER
                           ------------------------

     Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger will be subject to satisfaction or, to the extent permitted by applicable Laws, the waiver, of the following conditions:

             (a)  HSR Act.  No action shall have been taken by the U.S.
                  -------
Department of Justice or the U.S. Federal Trade Commission with respect to NPAL's acquisition of the Gemstar Shares that remains unresolved.

             (b)  Other Consents and Approvals. Receipt of all consents, waivers
                  ----------------------------
or approvals, or the expiration or termination of any time period, that may be required under applicable Law in order to consummate the Transactions, if the failure to receive any such consent, waiver or approval would (i) have a TNCL Material Adverse Effect or a Liberty Material Adverse Effect or (ii) have a material adverse effect on the business, assets, financial or other condition, or results of operations of LMC and its Subsidiaries, taken as a whole, or prevent LMC from receiving, retaining and exercising full rights of ownership of the Merger Consideration, provided that this clause (ii) shall be a condition
                          -------- ----
solely to the obligations of LMC and LUVSG, and provided, further, that
                                                --------  -------
compliance with any conditions of the Treasurer Letter shall not be considered a restraint on exercising full rights of ownership of the Merger Consideration. Notwithstanding the foregoing, a party may not assert the failure to receive a consent, waiver or approval (or for a time period to expire or be terminated) as a condition to its obligations if such failure arises out of or results from a breach by such party of any of its representations, warranties, covenants or agreements made herein. In such event, at the election of the non-breaching party, the date fixed for the Closing may be extended for up to ninety (90) days in order to seek to obtain such consent, waiver or approval (or for such time period to expire or be terminated).

             (c)  Adverse Enactments.  No action shall have been taken, and no
                  ------------------
statute, rule, regulation, executive order, judgment, decree, or injunction shall have been enacted, entered, promulgated or enforced (and not repealed, superseded, lifted or otherwise made inapplicable), by any court of competent jurisdiction or Governmental Entity which restrains, enjoins or otherwise prohibits the consummation of the Transactions (each party agreeing to use its commercially reasonable efforts to have any such order, judgment, decree or injunction lifted and any such statute, rule or regulation repealed, superseded or otherwise made inapplicable).

     Section 8.2 Conditions to Obligations of LMC and LUVSG to Effect the Merger. The obligations of LMC and LUVSG to effect the Merger are subject to the satisfaction of the following conditions, unless waived by LMC:

            (a) The representations and warranties of TNCL and NPAL contained in this Agreement shall have been true when made and shall be true on and as of the Closing Date with the same force and effect as if then made, and each of TNCL and NPAL shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to the Closing.

            (b) TNCL and NPAL shall have delivered to LMC a certificate, dated the Closing Date and signed by a director or other authorized representative of TNCL and an executive officer of NPAL, certifying that the conditions specified in Section 8.2(a) have been fulfilled.

            (c) LMC shall have received legal opinions of Squadron, Ellenoff, Plesent & Sheinfeld, LLP, and Allen Allen & Hemsley, counsel to NPAL and TNCL, respectively, substantially in the forms of Exhibits F and G hereto.

            (d)   The Treasurer of Australia shall not have made an order under
Section 18(2) of the Foreign Acquisitions and Takeovers Act of 1975 ("FATA") prohibiting the Transactions or any part thereof.

            (e) The decision of the Foreign Investment Policy Division of the Treasury of Australia by letter dated January 5, 2001 that there are no objections to LMC's or its Controlled Affiliate Acquirer's acquisition of the ADRs or TNCL Shares pursuant to the Transactions under the Australian Government's foreign investment policy (the "Treasurer Letter"), shall not have been withdrawn or rescinded in whole or in part.

            (f) If TNCL or any of its Controlled Affiliates has done or omitted to do any act, matter or thing as a result of which LMC believes it is required to lodge a further notice and submission to the Treasurer of Australia either under the FATA or the Australian Government's Foreign Investment Policy in relation to the transactions contemplated by this Agreement, one of the following shall have occurred following the lodging by LMC of such further notice and submission: (i) the Treasurer of Australia ceasing under Section 25(2) of FATA to be empowered to make an order under Part II of FATA in relation to the entry into and completion of the Merger or the acquisition by LMC of the ADRs or TNCL Shares or (ii) notice in writing is issued by or on behalf of the Treasurer to the effect that subject to the conditions, if any, specified therein, which are satisfactory to LMC (it being understood that LMC would be satisfied with a notice issued on the basis described in the Treasurer Letter), the Government of Australia does not object to LMC or its Affiliates entering into and performing the terms of this Agreement or, alternatively, does not object to LMC or its Affiliates acquiring the ADRs or TNCL Shares or, alternatively, does not object to the proposal specified in the notice described in section 25(1)(a) of FATA that was given to the Treasurer in relation to the acquisition by LMC or its Affiliates of the ADRs or TNCL Shares. (g) TNCL and NPAL shall have executed and delivered to LMC the Tax Certificate substantially in the form of Exhibit E hereto and dated as of the Closing Date, which Tax Certificate shall be true and correct as of the Effective Time, and no Change in Tax Law shall have occurred.

            (h) TNCL shall have executed and delivered to LMC the TNCL Registration Rights Agreement, and it shall be in full force and effect.

            (i) TNCL shall have executed and delivered to LMC, a letter agreement substantially in the form of Exhibit H hereto (the "Stockholders' Agreement Letter"), and it shall be in full force and effect.

            (j) TNCL and the Depositary shall have executed and delivered to LMC the Restricted Securities Letter Agreement.

    Section 8.3 Conditions to Obligations of TNCL and NPAL to Effect the Merger. The obligations of TNCL and NPAL to effect the Merger are subject to the satisfaction of the following conditions, unless waived by TNCL:

            (a) The representations and warranties of LMC and LUVSG contained in this Agreement shall have been true when made and shall be true on and as of the Closing Date with the same force and effect as if then made, and each of LMC and LUVSG shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to the Closing.

            (b) LMC and LUVSG shall have delivered to TNCL a certificate, dated the Closing Date and signed by an executive officer of LMC and an executive officer of LUVSG, (i) certifying that the conditions specified in Section 8.3(a) have been fulfilled, and (ii) attaching certified copies of the charter documents and by-laws of LUVSG.

            (c) TNCL and NPAL shall have received the legal opinion of Baker Botts L.L.P., substantially in the form of Exhibit I hereto.

            (d)  TNCL and NPAL shall have received the legal opinion of Charles
Y. Tanabe, Esq., the General Counsel of LUVSG, substantially in the form of Exhibit J hereto.

            (e)    The Treasurer of Australia shall not have made an order under
Section 18(2) of FATA prohibiting the Transactions or any part thereof.

            (f) The Treasurer Letter shall not have been withdrawn or rescinded in whole or in part.

            (g) LMC shall have executed and delivered to TNCL the TNCL Registration Rights Agreement.

            (h) LMC shall have executed and delivered to TNCL the Stockholders' Agreement Letter, and it shall be in full force and effect.

            (i) LMC and the Depositary shall have executed and delivered to TNCL the Restricted Securities Letter Agreement.

                                  ARTICLE IX

                        TERMINATION, WAIVER, AMENDMENT
                        ------------------------------

     Section 9.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the mutual written consent of TNCL and LMC.

     Section 9.2 Termination by either TNCL or LMC. This Agreement may be terminated and the Merger may be abandoned by either TNCL or LMC by written notice to the other party if any court of competent jurisdiction in the U.S. or any other jurisdiction shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable.

     Section 9.3 Termination by TNCL. This Agreement may be terminated and the Merger may be abandoned by TNCL at any time prior to the Effective Time if there has been a material breach by LMC or LUVSG of any material representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within ten Business Days following receipt by LMC of notice of such breach from TNCL; provided, however, that the right to terminate this
                       --------  -------
Agreement pursuant to this Section 9.3 shall not be available to TNCL if TNCL, at such time, is in material breach of any material representation, warranty, covenant or agreement set forth in this Agreement.

     Section 9.4 Termination by LMC. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by LMC (a) in accordance with Section 7.6(k), or (b) if there has been a material breach by TNCL or NPAL of any material representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within ten Business Days following receipt by TNCL of notice of such breach from LMC or LUVSG; provided, however, that the right to terminate this Agreement pursuant to this
--------  -------
Section 9.4(b) shall not be available to LMC if LMC, at such time, is in material breach of any material representation, warranty, covenant or agreement set forth in this Agreement.

     Section 9.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this
Article IX, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except that nothing herein will relieve any party from liability for any breach of this Agreement.

                                   ARTICLE X

                                INDEMNIFICATION
                                ---------------

     Section 10.1  General Indemnification.

             (a) Each of LMC and TNCL shall indemnify and hold harmless the other party (and its directors, officers, employees and Affiliates) from and against and with respect to, and shall reimburse such party and its directors, officers, employees and Affiliates for, any and all losses, liabilities, obligations, and damages ("Losses") resulting from, based upon, arising out of or otherwise in respect of, and all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including reasonable attorneys' fees and expenses) ("Claims") incident or relating to or resulting from any untrue representation, breach of warranty or breach or nonfulfillment of any covenant or agreement contained herein or in any certificate delivered pursuant hereto by the party from whom indemnification is claimed (the "Indemnifying Party").

             (b) In addition, TNCL shall indemnify and hold harmless LMC and its directors, officers, employees and Affiliates from and against any and all Losses and Claims any of them may incur at any time in connection with any claim by any third party relating to the beneficial ownership (or exercise of any rights of beneficial ownership) of the Gemstar Shares by TNCL, NPAL, or any of their respective successors or assigns, or the exercise by any of them of rights under the Gemstar Stockholders Agreement, in each case from and after the Closing; provided, however, that(i) TNCL shall not have indemnification obligations under this Section 10.1(b) to the extent that such Losses or Claims arise out of any breach by LMC or LUVSG of any representations, covenants or agreements set forth herein or in the Stockholders' Agreement Letter, and (ii) TNCL's indemnification obligations under this Section 10.1(b) shall not limit the rights of TNCL or NPAL arising out of any such breach by LMC or LUVSG.

     Section 10.2 Indemnification Procedures. The procedure for indemnification shall be as follows:

             (a) The party claiming indemnification (the "Claimant") shall promptly give written notice to the Indemnifying Party of any pending or threatened claim, action, suit, investigation or proceeding brought by a third party (a "Third Party Action"), specifying (i) the factual basis for such claim, including copies of any documents relating to the claim, and (ii) the amount of the claim. Such notice shall be given by Claimant within five (5) Business Days after written notice of the assertion or commencement thereof was given to Claimant, but failure to give timely notice shall not affect the indemnities given hereunder except to the extent that such failure materially prejudices the Indemnifying Party in defending against any such claim.

             (b) Subject in the case of Tax Proceedings to Section 7.6(g), if a Claimant gives notice to the Indemnifying Party of a Third Party Action, the Indemnifying Party shall be entitled to participate therein and, if it so desires, to assume the defense thereof with counsel reasonably satisfactory to the Claimant and, after notice from the Indemnifying Party to the Claimant of its election to assume the defense thereof, except as provided below, the Indemnifying Party shall not be liable to such Claimant under this Section 10.2 for any fees of other counsel or any other expenses, in each case subsequently incurred by such Claimant in connection with the defense thereof, other than reasonable costs of investigation. Notwithstanding an Indemnifying Party's election to assume the defense of a Third Party Action, the Claimant shall have the right to employ separate counsel and to participate in the defense of such Third Party Action, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if: (i) the use of counsel chosen by the Indemnifying Party to represent the Claimant would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such Third Party Action include both the Indemnifying Party and the Claimant, and the Claimant shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defense of such claim on the Claimant's behalf), (iii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Claimant to represent the Claimant within a reasonable time after notice of the Third Party Action, or (iv) the Indemnifying Party shall authorize the Claimant to employ separate counsel at the Indemnifying Party's expense. If an Indemnifying Party assumes the defense of a claim, no compromise or settlement thereof may be effected by the Indemnifying Party without the Claimant's written consent unless (x) there is no finding or admission of any violation of law and no effect on any other claims that may be made against the Claimant and (y) the sole relief provided is monetary damages that are to be paid in full by the Indemnifying Party.

             (c) In the event any Claimant should have a claim against any Indemnifying Party hereunder which does not involve a Third Party Action, the Claimant shall as promptly as is practical notify the Indemnifying Party of such claim, describing such claim, the amount thereof (if known) and the method of computation of the amount of the claim, all with reasonable particularity. The failure to give any such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure results in actual material prejudice to the Indemnifying Party. Upon the giving of such written notice as aforesaid, the Claimant shall have the right to commence legal proceedings for the enforcement of its rights under this Article X.

             (d) The provisions of this Article X are intended to be for the benefit of, and shall be enforceable by, each indemnified party and its successors in interest.

                                  ARTICLE XI

                                 MISCELLANEOUS
                                 -------------

     Section 11.1 Survival of Representations and Warranties. The representations, warranties, covenants and agreements in this Agreement shall survive the Merger.

     Section 11.2 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Transactions (including fees and expenses of legal counsel, investment bankers, brokers or other representatives and consultants) shall be paid by the party incurring such expenses.

     Section 11.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered the same agreement.

     Section 11.4  Governing Law; Waiver of Jury Trial.

             (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, EXCEPT THAT ANY PROVISIONS REQUIRED TO BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE OR THE STATE OF COLORADO SHALL BE GOVERNED THEREBY. TNCL hereby appoints News America Incorporated, 1211 Avenue of the Americas, New York, New York 10036, Attention:
Arthur M. Siskind, as its authorized agent (the "Authorized Agent") upon which process may be served in any action arising out of or based upon this Agreement or the Transactions that may be instituted in any court by any party hereto and expressly consents to the jurisdiction of any such court, but only in respect of any such action, and waives any other requirements of or objections to personal jurisdiction with respect thereto. TNCL represents and warrants that the Authorized Agent has agreed to act as said agent for service of process, and TNCL agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. If the Authorized Agent shall cease to act as TNCL's agent for service of process, TNCL shall appoint without delay another such agent and notify LMC of such appointment in the manner provided in Section
11.6 for the giving of notices. With respect to any such action in the courts, service of process upon the Authorized Agent in the manner provided in Section
11.6 for the giving of notices (substituting the address set forth above in this Section 11.4(a)) and written notice of such service to TNCL given as provided in
Section 11.6 shall be deemed, in every respect, effective service of process upon TNCL.

             (b) EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION. THIS SECTION 11.4(b) HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS SHALL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS TO (OR ASSIGNMENTS OF) THIS AGREEMENT.

IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

     Section 11.5 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the U.S. or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

     Section 11.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, mailed by registered or certified mail (return receipt requested) or sent by prepaid overnight courier (with proof of service) or confirmed facsimile transmission to the parties as follows (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given (i) on receipt if delivered by hand, overnight courier or via facsimile transmission or (ii) on the third Business Day following mailing, if mailed (except that notice of change of address will not be deemed given until received):

              To LMC:

                   Liberty Media Corporation
                   9197 South Peoria Street
                   Englewood, Colorado 80112
                   Facsimile: (720) 875-5382
                   Attn: Charles Y. Tanabe, Esq.

              with a copy (which shall not constitute notice) to:

                   Baker Botts, L.L.P.
                   599 Lexington Avenue, Suite 2900
                   New York, NY 10022-6030
                   Facsimile:  (212) 705-5125
                   Attn: Frederick H. McGrath, Esq.

              To TNCL or NPAL:

                   The News Corporation Limited
                   1211 Avenue of the Americas
                   New York, New York 10036
                   Facsimile: (212) 768-2029
                   Attn:  Arthur M. Siskind, Esq.

            with a copy (which shall not constitute notice) to:

                   Squadron Ellenoff Plesent & Sheinfeld LLP
                   551 Fifth Avenue
                   New York, New York 10176
                   Facsimile: (212) 697-6686
                   Attn: Ira S. Sheinfeld, Esq.

     Section 11.7  Miscellaneous.  This Agreement:

             (a) together with the Exhibits and the Schedules hereto, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof, except that the Letter Agreement (other than the portion thereof relating to the Merger) shall survive unaffected hereby;

             (b) is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder or by reason hereof, except as provided in Article X hereof; and,

             (c) shall be binding upon, inure to the benefit of, and be enforceable by and against, the parties and their respective successors and assigns; provided, however, that this Agreement shall not, nor shall any of the
         --------  -------
rights or interests hereunder, be assigned by any party hereto or be assignable by operation of law or otherwise without the prior written consent of the other parties; provided, further, however, that after the Closing, TNCL may, subject
         --------  -------  -------
to compliance with Section 7.6(i), assign its rights under this Agreement to any TNCL Subsidiary so long as TNCL remains responsible for all of its obligations hereunder and, prior to or after the Closing, LMC may, subject to compliance with Section 7.6(i), assign its rights and obligations hereunder by operation of law or in connection with the transfer of all or substantially all of its assets or may assign its rights hereunder to any Subsidiary of LMC so long as LMC remains responsible for all of its obligations hereunder.

     Section 11.8 Headings. The headings contained in this Agreement are for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 11.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     Section 11.10 Further Assurances. Each of the parties hereto will sign and deliver, without additional consideration, such other documents of further assurance as may reasonably be necessary to give effect to the provisions of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.


                                         LIBERTY MEDIA CORPORATION



                                         By: /s/ Elizabeth M. Markowski
                                            ---------------------------
                                            Name:Elizabeth M. Markowski
                                            Title: Senior Vice President



                                         LIBERTY UVSG, INC.



                                         By: /s/ Elizabeth M. Markowski
                                            ---------------------------
                                            Name:Elizabeth M. Markowski
                                            Title: Senior Vice President



                                         THE NEWS CORPORATION LIMITED



                                         By: /s/ Lawrence A. Jacobs
                                            -----------------------
                                            Name:Lawrence A. Jacobs
                                            Title: Attorney-In-Fact



                                         NEWS PUBLISHING AUSTRALIA LIMITED



                                         By: /s/ Lawrence A. Jacobs
                                            -----------------------
                                            Name:Lawrence A. Jacobs
                                            Title:Executive Vice President